Exhibit 99.2

Fluent, Inc.

Fourth Quarter and Full-Year 2020 Earnings Conference Call

March 16, 2020

Operator:

Good day, and welcome to the Fluent Incorporated Fourth Quarter and Fiscal Year 2020 Conference Call.

I would like now to turn the conference over to Ryan McCarthy of Fluent, Inc. Please go ahead.

Ryan McCarthy:

Good afternoon, and welcome. Thank you for joining us to discuss our fourth quarter and full year 2020 earnings results.

Joining me on today's call are Fluent's CEO, Ryan Schulke, and our CFO, Alex Mandel. Our call will begin with comments from Ryan Schulke and Alex Mandel, followed by a question-and-answer session. I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investor Relations page on our website, www.fluentco.com.

Before we begin, I would like to advise listeners that certain information discussed by Management during this conference call will contain forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements made during this call speak only as of the date hereof. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company's business. These statements may be identified by words such as expects, plans, projects, could, will, may, anticipates, believes, should, intend, estimates and other words of similar meaning. The Company undertakes no obligation to update the information provided on this call. For a discussion of the risks and uncertainties associated with Fluent's business, we encourage you to review the Company's filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

During the call, we will also present certain non-GAAP financial information relating to media margin, Adjusted EBITDA and adjusted net income. Management evaluates the financial performance of our business on a variety of indicators, including media margin, Adjusted EBITDA, and adjusted net income. The definitions of these metrics and reconciliations to the most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today.

With that, I'm pleased to introduce Fluent's CEO, Ryan Schulke.

Ryan Schulke:

Thank you, Ryan, and good afternoon. Thanks to everyone for joining us today.

Fiscal 2020 was a year unlike any other, and I'm extremely proud of our team and their execution against our strategic plan. This past year, our industry saw a significant acceleration in the adoption of digital marketing services. This shift has profound implications for consumers and advertisers, and we're pleased that so many entrusted us to provide innovative and valuable performance marketing solutions.

Back in mid-January, we released preliminary metrics for Q4 and the Full Year 2020. Today we're providing final figures, and I'm pleased to report that we came in at the high end of the ranges across revenue, media margin, and Adjusted EBITDA. For the full year 2020, we delivered $310.7 million of revenue, $110.4 million of media margin, and $41.2 million of Adjusted EBITDA, which represents top line growth of 10.3%, growth in media margin of 18%, and Adjusted EBITDA of 18.7% over 2019. Adjusted EBITDA represents a margin of 13.3% of revenue.

For the fourth quarter, revenue came in at $82 million. Media margin was $32 million, and Adjusted EBITDA was $11.1 million. On our last call at the end of October, we indicated cautious optimism that Q4 would show seasonal growth over Q3, notwithstanding the uncertainties arising from the election, the pandemic, and a very different holiday shopping season. Ultimately, our Q4 did deliver on that outlook, growing 4.7% sequentially over Q3, similar to our experiences in both 2017 and 2018.

Reflecting on both full year and the fourth quarter, I'll share some thoughts in the context of our three strategic growth pillars, which I've spoken to over the last few calls. We're excited to update you on the significant progress we made on two of these, our performance marketplace and our platform, and our strategic advances against these two pillars have motivated us to redefine our third pillar, our media footprint. There, we see our commitment to driving higher-quality traffic as the road to sustainable growth, even though it has implications for our near-term revenue and earnings profile, which I'll speak to further in a moment.

Regarding the first pillar, our performance marketplace or the client demand side of our business, in 2020, we are highly motivated by the fact that we partnered with five of the 25 largest companies in the world by market cap. Of those, three were new in the year, including one in the fourth quarter. As I've noted before, we see ourselves as a reflection of the brands we partner with and this progress further confirms that we're bringing an innovative and valuable solution to a large addressable market opportunity.

In Q4, with the enhanced capabilities of our live agent platform now fully integrated, we saw a very strong demand from high-quality clients in high-value verticals like senior health through the Medicare open enrollment cycle. In sum, we're seeing incredible market demand from quality clients, demonstrating that they have the strategic appetite for our performance marketing solutions.

The second pillar I've spoken to is our platform, where we've made significant investments in technology, analytics and CRM over the last two years. On the last call, I referred to some innovative new promotions we began that were resonating well with consumers. Those continued through Q4 and are still performing for us in the New Year.

Also notable on our platform initiatives has been a significant improvement in our ad serving effectiveness, which delivered meaningful lift in monetization during the second half of 2020. Through a combination of new promotions and more effective ad serving against the premium tier advertiser demand I just referenced, we effectively doubled our unit monetization in 2020 when comparing Q4 with Q1, and we anticipate this to be a sustainable win. As a result, volume to our platform is now incrementally more valuable for us.

Our third strategic pillar, our media footprint, is an area where we're now focused on making some strategic adjustments. As our business has grown, we've attracted larger and more sophisticated clients to the platform. To further increase our value proposition to these top-tier clients and frankly, to all of our clients, while fortifying our leadership position in relation to the evolving regulatory landscape of our industry, we commenced a traffic quality initiative in 2020.

Over the last year, I've spoken on our earnings calls, about evolving our business model and our products, improving our standards and enhancing our media properties against an industry backdrop that is experiencing rapid change in many ways, including regulatory changes. As our industry is evolving, so too is Fluent, and we're doing so leading by example. Through our traffic quality initiative, we're bringing an enhanced longer-term focus to our media strategy. In doing so, we are foregoing some revenue in the near term, based on our belief that on the other side of this transition we will fundamentally deliver a higher quality offering to our clients, which will build Fluent's brand equity with our clients and enterprise value for our stakeholders.

While we currently anticipate taking an 11% to 13% hit on topline in Q1 2021, as compared with Q1 of last year, we are convinced that this strategic determination will pave the way for future growth. We believe our go-forward model in the year ahead, will be one where more Fortune 500 brands see the value that Fluent can play as their marketing partner. So, while we will deliver somewhat less volume, it will be at higher quality and monetization.

We're pedal to the metal on rebuilding our supply base under our traffic quality initiative and anticipate this transition will take a couple of quarters to reestablish prior trend levels. From there, we believe we can achieve substantial sustainable growth with the revenue and earnings profile that will be more highly valued by our clients and the market. Again for context, demand is strong, clients are leaning in for more, and monetization of consumer traffic has been robust at nearly two times where we were in Q1 of last year. In turn, our commitment to higher quality traffic represents a sustainable and profitable growth plan.

To conclude my prepared thoughts on today, I want to reiterate that we see our mission as fully intact. Fluent provides an innovative, high-value solution that addresses a massive market opportunity. The quality metrics of our client base and increasing demand from our clients encourages our vision, seven days a week. Our foundation is rock solid and rests on timeless operating principles: sustainable business strategy, leading-edge operating protocols, and a best-in-class code of conduct. Fluent remains diligent in enhancing our brand equity, improving our own standards for the benefit of our clients and consumers as well as our Shareholders.

With that, I'll turn things to Alex for the detailed financial results.

Alex Mandel:

Thanks, Ryan, and good afternoon.

As Ryan noted in our earnings release and 10-K filing today, we confirmed final results for Q4 and the full year 2020 at the top ends of the ranges we previously released. In Q4, the Company generated $82 million of revenue, up 2.5% year-over-year and up 4.7% sequentially from Q3, in line with historical seasonal patterns. For context, on our last call, in late October, we noted that in Q3, new consumer-facing promotions experienced favorable engagement, and, coupled with enhanced ad serving logic, yielded strong monetization on our platform. We saw those trends continue in Q4 and they continue to benefit performance in Q1.

For the full year, Fluent generated $310.7 million of revenue, up 10.3% year-over-year and in line with overall industry growth in digital advertising revenues. As Ryan spoke to, from the standpoint of volume versus monetization, our revenue profile began to shift more notably in Q4. As part of our traffic quality initiative, the business moved more aggressively in Q4 in focusing on higher-quality traffic while reducing the volume of lower quality traffic, which has continued in the first quarter of this year. During Q4, the increased monetization, which Ryan noted was 2x that of Q1, offset the reduced volume which supported year-over-year and sequential revenue growth. In Q1, while monetization is trending similar to Q4, the year-over-year improvements will not be sufficient to offset reduced traffic volume, and we anticipate revenue will be down approximately 11% to 13% year-over-year.

We see this period as a transition on the road to fundamentally improving the quality of our offering to advertisers. Strategically, higher quality traffic sourcing should yield higher engagement by consumers on our media properties, higher conversion rates, and more valuable customer acquisition outcomes for our clients. We believe this approach will thereby yield further increases in monetization, which we can then reinvest into higher quality media sourcing and product development, driving further client satisfaction and loyalty and turning the flywheel of our model.

Our media margin in Q4 of $32 million, representing 39% of revenue benefited from several factors. First, the enhanced monetization noted before. Second, was strength in our data sales, including notable progress on our programmatic offering. Third, was progress on our CRM strategies targeting increased lifetime value of consumer relationships. The benefit of these factors we see continuing in Q1 of this year and anticipate they will offset much of the reduction in revenue at the media margin level, such that Q1 media margin may be down 1% to 3% year-over-year.

We noted that in Q3, as we tested various enhancements to the design of our rewards programs, we incurred higher costs fulfilling rewards earned by consumers. Fulfillment cost is not captured in media margin but is captured in our GAAP cost of revenue. Fulfillment cost increased further in Q4, although the increased media efficiency which benefited our media margin outweighed the incremental fulfillment cost, such that our cost of revenue as a percent of revenue decreased to 69.2% in Q4 as compared with 69.9% in the last year's Q4.

Q4 fulfillment expense is likely to represent a near-term peak. The test and learn efforts for our rewards program have enabled us to optimize for consumer benefit and program economics, and we anticipate sequential reductions to this expense in Q1 and Q2 of this year.

Our operating expenses on a GAAP basis for Q4, comprising sales and marketing, product development and G&A grew in aggregate by $1.8 million or 10% year-over-year to $19.3 million. Within that mix, we continue to invest in product development in support of innovation and efficiencies like those evidenced this quarter.

Our G&A line includes certain litigation and related costs of $4 million in the quarter, an increase of $3 million year-over-year and includes $2.25 million incremental accrual as a loss contingency in respect of the New York Attorney General matter. The total accrual on this matter stands at $3.7 million, which we believe will be the ultimate outcome.

G&A also includes $600,000 of non-cash accrued compensation expense relating to the Winopoly acquisition, which we completed on April 1 and therefore was fully incremental on a year-over-year basis to G&A costs. As we've noted, no cash amounts are anticipated to be incurred in connection with this prior to the fourth anniversary of the acquisition.

Adjusted EBITDA of $11.1 million in the quarter represented 13.6% of revenue, and for the full year came in at $41.2 million or 13.3% of revenue. Given the outlook items we've noted, we currently anticipate Q1 Adjusted EBITDA in the range of 7% to 8% of revenue.

Interest expense declined by $500,000 year-over-year to $1.2 million as we reduced our debt principal outstanding by $11.8 million year-over-year.

In Q4, we continue to be a noncash federal tax-payer due to the availability of NOLs.

We reported GAAP net income of $178,000 in the quarter and adjusted net income, a non-GAAP measure, of $5.4 million or $0.07 per share. Our non-GAAP metrics are reconciled in today's earnings release and our 10-Q and 10-K filings.

Turning to the balance sheet, we ended the quarter with $22.6 million of cash and restricted cash. Working capital, defined as current assets minus current liabilities, ended the quarter at $36 million, up $6.7 million year-over-year and $1.5 million sequentially.

Total debt, as reflected on the balance sheet, ended the quarter at $40.6 million, while including unamortized discount yields a closing balance of $43 million. Our debt balance has declined by $11.8 million as compared with the year ago balance sheet, and we recently made a $2.5 million excess cash flow payment further reducing our debt balance.

Over the past year, key areas for capital deployment have included the nearly $12 million debt principal reduction I mentioned, $3.8 million servicing our debt, $4 million on addressing litigation matters, $2.8 million of capitalized costs primarily relating to product development and technology, and $1.6 million related to acquisition costs.

I'd also like to note that the material weakness in internal controls relating to the revenue recognition process, which was noted in the 10-K filings for 2018 and 2019, has now been remediated and is noted as such in our 10-K filing today for 2020.

As we continue on our journey to strategically enhance the value of our customer acquisition solutions for clients and build value for our stakeholders, we appreciate your support. The strengthening of our client base and robust demand for innovative solutions gives us confidence in the substantial opportunity ahead.

We wish you and your families well and hope that everyone takes proper precautions to stay safe. We're glad to field questions at this time.

Operator:

Our first question will come from Maria Ripps with Canaccord. Please go ahead.

Maria Ripps:

Great, thank you for taking my questions.

I just wanted to follow up on this traffic quality initiative that you talked about. Any more color you can share with us on the specific steps that you have taken on that front? Are you working with new media sources or is it different practices with your current media partners? Assuming that this was already launched, we are almost in the end of Q1, what kind of feedback are you seeing from advertisers from this? Then I have a quick follow-up.

Ryan Schulke:

Hi, Maria, good to hear from you. Yes, great question overall. The implied impact of the traffic quality initiative with our monetization increasing by two times is we have walked away from a decent amount of traffic which didn't fall in certain protocols that we set forth under new policies. A lot of what we're doing is going into new channels, investing into channels that we believe in, in terms of where consumer attention is being spent and time and energy. We really do believe that these advances are a positive direction for our business and we're starting to see a lot of that in terms of the feedback from our advertiser base from a quality perspective.

Our unit economics are moving in the right direction, a lot of our top tier clients are very responsive to this initiative thus far. Did I answer your question?

Maria Ripps:

Yes. I think so. If I could just follow up, how should you think about your revenue and media margin progression relative to the numbers for Q1 that you shared with us as you go through the year?

Ryan Schulke:

We will continue managing to the spreads that we're comfortable with. I believe I've stated on calls previously that we're comfortable dropping to certain levels in terms of the spread on media margin. We look at that as a percentage of revenue. The low bar historically for us really being 28, 29; recently more in that mid-30 range. We'll test at different types of margin thresholds. But we tend to be in that 28 on the very low end, 40 on the high-end, when we're fully invested into a specific media channel.

As we're seeing quality feedback and our advertisers leaning in, I don't expect that to change materially on the more sizable opportunities that we're pursuing right now. Those levels, relative to spread on media margin, should remain fairly consistent, but in times like this, where we're testing new channels and really focused on quality over quantity at the onset, we will test it at some lower margin levels to get in the door and get the learnings that we need.

Maria Ripps:

Got it, thank you for the color.

Ryan Schulke:

Thanks, Maria.

Operator:

Our next question will come from Jim Goss with Barrington Research. Please go ahead.

Jim Goss:

Thanks. Hi, Ryan. I was wondering, you mentioned quality several times, could you help us understand what you mean by quality? What is the definition you are focusing on?

Ryan Schulke:

We're really looking at how consumers are interacting on our websites and with our brand partners when they reach our websites, against the traffic that we're sourcing upstream, whether that be media buys with direct publishers, website owners, app owners, large platforms and the ad creative in rendering that is driving that activity. Looking at our partners’ data privacy policies, for instance, we're looking at how they render creative to the consumer and is that aligning with the value proposition that we're really offering on our end of the equation.

The traffic quality initiative is really all about looking at yield when a consumer reaches one of our properties. That, to us, tells us if a consumer is going out generating more activity when they've reached one of our properties, they understood when they clicked on an ad wherever they were in the Internet that when they landed on one of our properties, they understood what the value proposition was and they’re interacting with our advertisers’ offers and that's really something that we're most focused on.

Albeit, you could go out and buy much lower quality traffic across the Internet at lower rates, those end results may in the short term give you some profit and revenue, but it's really not a great consumer experience and it's really not great quality for our advertisers on the other side of the spectrum. We've made a decision to really move more aggressively in this direction towards higher quality based on our belief and really just my knowledge in operating in this space, running digital businesses since 2007 that it will yield much better longer-term results.

Jim Goss:

You mentioned that, you are going into—you now have five of the largest companies in the world in your roster of clients, and a couple of them are fairly new. I wondered, do those fit in to some of the verticals you have been dealing with or are those verticals changing dramatically? Is the reason margins will be compressed initially because either of securing other types of media or what other factors are going in that would eat into the first half, at least from the way you’re describing it?

Ryan Schulke:

It's a great question, Jim. We referenced that we're now working with five of the 25 largest companies in the world. At the onset of this year, that number was two. I have all the data on the two and they made a meaningful difference in terms of Fluent's progress over the past four years to five years in terms of our relationship with them and how that's progressed and what that's meant to our business.

Upfront, on-boarding these types of clients and ensuring that we can have them really believe in what Fluent is able to deliver and invest alongside us with our growth initiatives, there is some cost to bear on that. That's resourced internally for us. That's some sacrifices like the ones we spoke about in terms of our traffic quality initiative and being able to level up to their standards, and overall the longer-term profile is very positive.

We're very focused on not just those three, but the two that had been standing with us for longer periods of time, out of the understanding that this could be extremely valuable for our business over the long term. However, in the short term, there are certain types of implications relative to on-boarding a large brand, as many of you on the call know, these are companies that, they have certain types of processes, it's a bit more leg work to get those things going.

In the long run, they do represent the opportunity to increase the overall monetization of the consumer experience on our media properties. Consumers see these brands. They trust them, they love them and we're finding new ways to introduce offers on behalf of these brands to the consumer that are resonating very well. The first year tends to be not exactly massive in terms of the overall revenue profile. However, over the long term, these things turning to material wins for the business and that's our belief.

Jim Goss:

Just a couple of other things, first, with those larger companies, do they tend to be willing to pay more for the better experience or do they expect to get a much better deal because of their size and scale?

Ryan Schulke:

The former. They tend to be able to pay more, not only for the stronger consumer experience, but a lot of the tools that Fluent brings to the table, and we talked about this probably maybe many quarters ago in terms of my reflection on our business and some of the unique distinctions around it. Again, Fluent's surveying still hundreds of thousands of consumers every single day. We're able to collect unique and discrete insights on it. Some of these larger brands, they look at market share, for instance, so if we're able to go out and help them identify a competitor's—a consumer that's currently using a competitor's product or service and convert them over, they ascribe a higher value to that.

They will go out and for certain segments of Fluent's traffic, they will be able to rationalize the premium against that because for them at this moment in time, market share may be more important than simply profit through the door. Those unit economics and return on ad spend is consistent across all our clients. But some of these larger clients will take short-term point of view on, if I can go out and conquest against the competitor through the Fluent platform, I'm willing to pay a premium for that.

Their utilizing those types of assets that we've brought to the table has really been a key advantage for our business, no matter what type of client we're working with, and really identify segments of traffic that they can pay a premium for.

Jim Goss:

Lastly, in terms of verticals, are the ones that were the leading verticals last quarter same ones now or has that shifted because of this change in your strategy?

Ryan Schulke:

No, we're still very much in line with things that we've previously presented from an overall—if you think about our business, you have the verticals that are more geared towards a web-based conversion. It's a simpler decision for the consumer to make, whether it's a purchase decision or engagement decision. We have our media and entertainment category, for instance, which is dominated by music and video streaming apps as well as mobile gaming, so that’s, if you think about it, higher frequency touch points, lower upfront cost to consumer, easy to convert through digital. CPG and retail falls into the same boat for us in that area where it's lower cost consideration, higher frequency and those buckets remain consistent in areas where we're doing really well on one side of the house.

The other side, you're looking at more financial services, home services, legal, things like that where our live agent capability and being able to have a consumer on the phone with us talking about a more complex decision and ultimately getting them to a good option within our advertiser base, that continues to be strong, and it is increasingly getting strong due to that live agent capability. It's certainly starting to pick up some more momentum in the fourth quarter, and we anticipate that to continue in 2021.

Jim Goss:

All right. Thank you very much.

Ryan Schulke:

Thanks a lot, Jim.

Operator:

Our next question will come from Bill Dezellem with Tieton Capital. Please go ahead.

Bill Dezellem:

Hi, thank you. Group of questions. First of all, would the fourth quarter revenues have been higher without the election and had we had a normal Christmas shopping pattern or whether those were really not factors this year?

Ryan Schulke:

Hi, Bill. Good to hear from you. I do believe it was a bit of a factor for some of the areas, especially investment areas for us, in which we were pushing in to go acquire more traffic, we do understand it to be good quality traffic, was somewhat boxed out on the election cycle. That did have an effect on us in terms of specifically October leading up to the election.

That certainly was something that influenced some of the results on Q4. The regular half holiday season, I would say, I don't have data points specifically pointing to that. I don't think that disrupted us as much; disrupted maybe a few areas in terms of delayed shipping and things like that and the overall chaos that was all that went on this year, but more of the election than everything else, I believe.

Bill Dezellem:

Thanks, Ryan, and then I believe it may have been in your filings, somewhere along the way my sense is that you think that mobile apps are a big opportunity. Would you talk about that opportunity and if it anyway fits in with the traffic quality initiative, would you please link those in your answer?

Ryan Schulke:

Absolutely. We've talked about mobile apps a lot. Fluent predominantly, our media properties are mobile web, we’re a mobile web player and when we sought out to go in play into the mobile app ecosystem back—this is dating back four or five years now—we were one of the few mobile web players trying to really enter this space. Really, much of the ecosystem trades mobile apps to mobile apps, and as we've broken into that space, we've become very known and developed an excellent reputation as one of the top suppliers for user acquisition in the mobile app community, and specifically the mobile gaming community.

On the advertiser side of our house, we really established a strong reputation. We have many accolades that we've gotten around incrementality and growth for the mobile app ecosystem. We’re a known player in this ecosystem. What I believe what we've spoken more about on recent calls is we believe format expansion is another way that Fluent can expand its immediate footprint in a healthy way and go out and deliver more great outcomes for our advertising partners.

We haven’t talked about anything forward-looking at this point. However, just know we have been actively looking at this specific area. We have a belief that we can go and play in this space, develop some of our own content in the way of apps, and do more great things for advertisers in the ecosystem. I do apologize, I believe you had a book end to that question.

Bill Dezellem:

Yes, yes. I did. That was just the traffic quality initiative and do they relate in any way?

Ryan Schulke:

They do, they do. This area, in terms of operating a website, which is predominantly mobile web in terms of interaction with the consumer and really the technologies in terms of how they work together and things like that, it's very different from the app ecosystem, in terms of how you develop, how you iterate, optimize and get things to a place where you essentially have a flywheel where you know if you can get consumers in for x amount of dollars, revenue of Y is going to come out and it's going to be X% more than you acquired the traffic at.

Some of those learnings have been perhaps a little slower than we had initially assumed they would be. However, the data points we're looking at, we still do believe this is a really large opportunity for Fluent to get right and we're still steadfast on that mission.

Bill Dezellem:

Great, thank you. Then the last area, I'd like to touch on is Winopoly. You mentioned in the release that it was exceeding expectations. Would you talk to really the why and the cause of their success?

Ryan Schulke:

Absolutely. This is an area of the business that we always knew we could be taking greater advantage of. Historically we have worked with third parties who would be interacting with our consumers on behalf of an end advertiser of theirs. There was always a lot of demand for this product in our ecosystem. Frankly said, we on-boarded a great team with a great entrepreneur who knows how to lead and drive the business forward, and in connection with our teams, how we productized around what was Winopoly. We’re really referring to it as a live agent capability.

At this point, being fully integrated, we're looking at the same data sets together. We're going through audience segmentation teams together and really Fluent being able to see end to end the types of consumers that came from the top of the funnel interacted with us, agreed to receive a phone call from us about a particular product or service and who actually ends up being productive, connecting with the advertiser and also being qualified for that product or service, being completely connected there as opposed to arm's length with third-party partners has just made a world of difference.

The data is just coming in real time. We're able to optimize, our teams are coming together and developing new concepts, new scripting teams, and solving problems at just such a more rapid pace. That's really been a lot of the core tenet of the success of the live agent business. That's something that we're really excited about.

Bill Dezellem:

Thank you for taking all the questions.

Ryan Schulke:

Thanks, Bill.

Operator:

This concludes our question-and-answer session as well as today's conference call. Thank you for attending today's presentation. You may now disconnect.